UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Boots & Coots, Inc.

(Name of Registrant as Specified In Its Charter)

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August 10, 2010

BOOTS & COOTS (WEL) AND HALLIBURTON (HAL) PROPOSED MERGER

Dear Stockholders,

We are writing to you in connection with the Boots & Coots, Inc. Special Stockholders’ Meeting to be held on September 15, 2010 at 9:00 a.m. and to ask you to vote “For” the adoption of the merger agreement dated April 9, 2010 among Boots & Coots, Halliburton Company and Gradient, LLC, a wholly owned subsidiary of Halliburton. Certain reasons for the merger are summarized on the next page.

YOUR VOTE IS EXTREMELY IMPORTANT. It is crucial that all of our stockholders participate in this vote, so please vote your shares.

Proxy materials containing information about the merger are enclosed with this letter and are available on our website at www.boots-coots.com. Voting instructions are included in this letter. Every vote counts, so no matter how many shares you own we ask that you contribute to this important decision.

You will receive a separate mailing containing materials pursuant to which you may submit your election as to whether you prefer to receive cash, Halliburton common stock or a combination of both in the merger for each share of Boots & Coots common stock you own. If the proposed merger is approved by Boots & Coots stockholders and thereafter consummated and your election is not submitted in advance of the election deadline (described in the materials received in the separate mailing) you will receive the mixed cash and Halliburton common stock consideration as described in the proxy statement/prospectus dated August 10, 2010. It is therefore important for you to timely follow the instructions in the election materials you will receive. If you have any questions concerning your election materials and you hold your shares in a brokerage account, please call your broker. If you are a registered holder, please call BNY Mellon toll free at 1-800-777-3674 or collect at 1-201-680-6579.

If approved, the merger is expected to close as soon as practical after the Special Stockholders’ Meeting.

PLEASE VOTE YOUR SHARES

Approval of the merger requires the affirmative vote of the holders of a majority of Boots & Coots’ outstanding shares of common stock entitled to vote as of July 23, 2010, the record date for the Special Stockholders’ Meeting.

Stockholders who abstain or who fail to return their proxies will have the same effect as if they voted “against” the adoption of the merger agreement.

Boots & Coots’ board of directors recommends that stockholders vote “For” the adoption of the merger agreement. In making this determination the board of directors considered a number of factors as discussed in our proxy statement/prospectus dated August 10, 2010, including:

•	the current and historical market price of Boots & Coots common stock relative to the merger consideration, including the fact that the proposed merger consideration of $3.00 per share represented a premium of approximately:

•	107% above the $1.45 volume weighted average price per share of Boots & Coots common stock for the one year ended April 8, 2010;

•	86% above the $1.61 closing price per share of Boots & Coots common stock on January 27, 2010, the date Halliburton submitted its proposal letter to acquire all of the outstanding stock of Boots & Coots; and

•	26% above the $2.38 closing price per share of Boots & Coots common stock on April 8, 2010, the business day prior to the date of the Boots & Coots board meeting to approve the merger;

•	the Boot & Coots board of directors’ familiarity with, and understanding of, Boots & Coots’ business, assets, financial condition, results of operations, current business strategy and prospects and the potential stockholder value that might result from other alternatives available to Boots & Coots;

•	the merger consideration compared to (a) implied EBITDA multiples of similar companies, (b) comparable transactions based on EBITDA multiples of the acquired companies; and (c) discounted cash flow analyses of Boots & Coots and related implied values;

•	the fact that the merger consideration per share of Boots & Coots common stock is generally fixed, with $1.73 payable in cash and $1.27 payable in Halliburton common stock valued based upon the volume weighted average trading price of Halliburton common stock during the five-day trading period ending on the second full trading day immediately prior to the effective date of the merger, which limits the exposure of Boots & Coots stockholders to fluctuations in the market price of Halliburton common stock;

•	that Boots & Coots stockholders have the option to elect cash, Halliburton common stock or a mixture of cash and Halliburton common stock, subject to the proration features of the merger agreement; and

•	the terms and conditions of the merger agreement and the course of negotiations thereof.

HOW TO VOTE YOUR SHARES

If your shares are held in a bank or brokerage account, you can vote by:

1.	Mailing in your Voting Instruction Form in accordance with the instructions contained therein.

2.	Contacting your broker, if your shares are held in “street name.”

3.	Calling (800) 317-8006. You will need to have your Voting Instruction Form and control number accessible to be able to vote.

4.	Going on the Internet to www.proxyvote.com. Again, you will need your Voting Instruction Form and control number.

If your shares are held in a bank or brokerage account and you plan on voting at the meeting you must obtain a Legal Proxy from your bank or broker which will enable you to vote your shares in the correct manner. If you only have your Voting Instruction Form it will not be sufficient for voting your shares. You must have a Legal Proxy provided by your bank or broker.

If you are a Registered Holder, you can vote by:

1.	Mailing in your Voting Instruction Form in accordance with the instructions contained therein.

2.	Calling (800) 776-9437. You will need to have your proxy card and proxy control number accessible to be able to vote.

3.	Going on the Internet to www.voteproxy.com. Again, you will need your proxy card and proxy control number.

4.	Attending the Boots & Coots Special Stockholders’ Meeting instead of submitting a proxy. If you choose to attend the meeting, please bring a valid form of identification and proof of your ownership of Boots & Coots stock.

You may receive a telephone call from our proxy solicitor, The Altman Group, whom we have hired to contact some of our stockholders to urge them to vote their shares. You will be able to cast your vote through The Altman Group. If you need to contact The Altman Group the number is (800) 317-8006. Again, we have a large stockholder base and every vote counts.

Thank you for your time and attention on this very important matter. Please do not hesitate to call us at (281) 931-8884 if you have any questions about voting your shares. We are committed to speaking to every stockholder who calls, so if an Investor Relations representative is not available to speak to you when you call, please leave a message and we will return your call.

Sincerely,

Douglas Swanson, Chairman of the Board	Jerry Winchester, President and CEO

PLEASE VOTE YOUR SHARES

Additional Information and Where to Find It

In connection with the proposed merger, Halliburton has filed on Form S-4 with the US Securities and Exchange Commission (SEC) a registration statement containing a prospectus of Halliburton and a proxy statement of Boots & Coots which was declared effective on August 10, 2010. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER MATERIALS REGARDING THE PROPOSED MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT HALLIBURTON, BOOTS & COOTS AND THE PROPOSED MERGER. Investors and security holders may obtain a copy of the registration statement and the proxy statement/prospectus as well as other filed documents containing information about Halliburton and Boots & Coots, without charge, at the SEC’s web site at www.sec.gov. Copies of Halliburton’s SEC filings may also be obtained for free by directing a request to investors@halliburton.com or through its website at www.halliburton.com. Copies of Boots & Coots’ SEC filings may also be obtained for free by directing a request to investorrelations@boots-coots.com or through its website at www.boots-coots.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in Solicitation

Halliburton and Boots & Coots and their respective directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Boots & Coots’ stockholders in respect of the proposed merger. Information about these persons can be found in Halliburton’s proxy statement relating to its 2010 Annual Meeting of Stockholders, as filed with the SEC on April 5, 2010, Boots & Coots’ Annual Report on Form 10-K/A, as filed with the SEC on April 30, 2010 and Boots & Coots’ Current Report on Form 8-K, as filed with the SEC on March 5, 2010. Additional information about the interests of such persons in the solicitation of proxies in respect of the merger is included in the registration statement and the proxy statement/prospectus filed with the SEC in connection with the proposed merger. You may obtain free copies of these documents as described above.